Sensata Announces Chief Executive Officer Transition

•	Jeffrey Cote named CEO and President

•	Martha Sullivan to retire as CEO and serve as advisor; continue to serve on Board of Directors

Swindon, United Kingdom – January 23, 2020 - Sensata Technologies (NYSE:ST), a global industrial technology company and a leading provider of sensor-rich solutions that create insights for customers, today announced that Jeffrey Cote, currently President and Chief Operating Officer, will succeed Martha Sullivan as Chief Executive Officer, effective March 1, 2020. The Company also announced that Cote has been appointed to the Board of Directors, also effective March 1, 2020. Cote is a 13-year veteran with Sensata and has served in a number of executive roles with the Company.
Today’s appointment will provide a smooth transition of management responsibility and strategic execution and is part of a planned succession process following Cote’s appointment as President in January 2019.
Sullivan decided to retire from Sensata Technologies after seven years as CEO and a distinguished 35-year career with Sensata and its predecessor company. Under her leadership, the Company has grown revenues from $1.9 billion in 2012 to $3.5 billion in 2018; closed 11 acquisitions that extended the company’s reach into new vertical markets; forged a new strategy to usher in the next wave of megatrend-driven growth; and successfully evolved the company’s global manufacturing and supply chain. She will continue to serve in an advisory role and will remain on the Board of Directors, providing strategic advice and focusing on innovation.
Andrew C. Teich, Chairman of Sensata, said, “The Board and I are grateful to Martha for her visionary leadership during the past seven years. She has transformed the Company into a leading provider of sensor-rich solutions that are helping our customers develop products that are smarter, more connected, and increasingly electrified.”
Teich continued, “Jeff’s experience reflects the intersection of finance, operational, and technical acumen that defines the strength of our management team. His leadership will be critical as we enter the next decade, particularly as the Company capitalizes on significant new growth opportunities based on industry megatrends such as clean and efficient, electrification, autonomy, and smart and connected products.”
“Jeff is the right person to lead Sensata now, with his strong understanding of trends that are shaping the Company’s future and his proven ability to evolve Sensata’s business as our industry undergoes significant change,” said Martha Sullivan. “Together, we created a strategy to capitalize on megatrend-driven opportunities while generating sustained growth and profitability in our core applications. He is well-positioned to continue building on that strong momentum.”
She added, “It has been a privilege to lead the outstanding Sensata team through such an exciting time in the company’s history. I look forward to continuing to work with Jeff and contributing expertise as a Board member.”
“I am excited to lead our company into the next decade and beyond as Sensata’s Chief Executive Officer,” said Jeffrey Cote. “I look forward to a continued partnership with the entire Sensata leadership team, along with Martha and our board of directors. Our talented engineers and professionals are designing, developing and delivering the mission-critical solutions customers need. Working as a strong team, we will capture the next waves of growth for Sensata by providing a rewarding employee experience for our teams, remaining focused on effectively serving our customers and in turn creating significant value for our shareholders.”
Fourth Quarter and Full Year 2019 Guidance
Sensata expects its fourth quarter and full year 2019 results to be within the range of guidance it provided on October 30, 2019 for revenue, adjusted operating income, adjusted net income and adjusted earnings per share.
About Jeffrey Cote
Jeffrey Cote, 53, joined Sensata in 2007 as Chief Financial Officer. He served as Executive Vice President and Chief Administrative Officer from January 2011 through July 2012. He was named the Company’s Chief Operating Officer in July 2012. In November 2015, in addition to his role as Chief Operating Officer, he was named Executive Vice President, Sensing Solutions. He became President of the Company in January 2019, assuming executive responsibility for both of the Company’s business segments, Performance Sensing and Sensing Solutions, as well as global operations.
Prior to joining Sensata, Cote was Chief Operating Officer at Ropes & Gray LLP and managed its operations by directing the firm’s administrative and operational initiatives. Additionally, Cote previously served as Chief Operating, Financial and Administrative Officer for Digitas, Inc. He began his professional career with Ernst & Young and served in its tax, audit and national accounting practices.
Cote serves on the Board of Directors at Trinseo S.A. (NYSE:TSE) and on the Board of Advisors at the Massachusetts Society for the Prevention of Cruelty to Children,  a private, non-profit organization dedicated to protecting and promoting the rights and well-being of children and families.

About Martha Sullivan
Martha Sullivan, 62, was named Chief Executive Officer in 2013. Prior to becoming CEO she held various senior management positions at Sensata and its predecessor company. She became Chief Operating Officer of Sensata in 2006 and President in 2010.
She serves on the Board of Directors at Avery Dennison Corporation (NYSE:AVY). She is active in initiatives and organizations that focus on STEM education for young women and is currently co-chair of the Board of Trustees of Our Sisters’ School (OSS) in New Bedford, Massachusetts.
Sullivan is also a member of the President’s Advancement Council and President’s Alumni Council at Michigan Technological University. She was inducted into the Academy of Mechanical Engineering at Michigan Tech, and holds an Honorary Doctorate in Philosophy from that institution.
Conference Call & Webcast
As previously announced, Sensata plans to issue its fourth quarter and full year 2019 results on February 11, 2020 at 6:00 AM ET, with a conference call at 8:00 AM ET. The dial-in numbers for the call are 1-844-784-1726 or 1-412-380-7411 and callers can reference the Sensata Q4 and Full year 2019 earnings conference call. A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until February 18, 2020. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10138324.
About Sensata Technologies
Sensata Technologies is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in 11 countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation, and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata’s website at www.sensata.com.
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Investor Contact:	Media Contact:
Joshua Young	Alexia Taxiarchos
Vice President, Investor Relations	Senior Director, Global Communications
+1 (508) 236-2196	+1 (508) 236-1761
Joshua.Young@sensata.com	ataxiarchos@sensata.com

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